EXHIBIT 6

                        LASALLE FINANCIAL PARTNERS, L.P.
                                    Suite 500
                             350 E. Michigan Avenue
                            Kalamazoo, Michigan 49007
                             ______________________
                            Telephone (616) 344-4993
                            Facsimile (616) 382-2382


                                September 9, 1997



   James A. Koessel
   Vice President and Secretary
   Bank West Financial Corporation
   2185 Three Mile Road, N.W.
   Grand Rapids, Michigan 49544

        Re:  Revised Notice of Intent to Nominate One Director

   Dear Mr. Koessel:

        In accordance with the requests you made in your letter of September 5, 1997, this letter constitutes a revised notice of intent by LaSalle Financial Partners, Limited Partnership (the "Partnership"), to nominate one person for election as a director of Bank West Financial Corporation (the "Corporation") at the 1997 Annual Meeting of Stockholders of the Corporation. As discussed in an accompanying letter to you of the same date as this letter, the revisions are not actually required, but the Partnership has revised certain provisions in order to ensure proper treatment of this notice by the Corporation.

        This notice is being provided to you, as Secretary of the Corporation, pursuant to Article 7.F of the Corporation's Articles of Incorporation. The Partnership beneficially owns 119,000 shares of the common stock of the Corporation, par value $0.01 per share (the "Common Stock"), of which shares 109,000 are held in a brokerage account at Bear, Stearns & Co. and 10,000 shares are held of record by the Partnership.

        The Partnership hereby notifies the Corporation pursuant to Article 7.F of the Corporation's Articles of Incorporation that the Partnership intends to nominate Richard J. Nelson for election to the Board of Directors of the Corporation at the 1997 Annual Meeting of Stockholders of the Corporation. Also enclosed is the written consent of the proposed nominee to be named in the Partnership's proxy statement and to serve as a director of the Corporation if elected.

        Set forth below is certain information, including that required by
   Article 7.F of the Corporation's Articles of Incorporation. The information set forth below responds fully to all of the requirements of
   Article 7.F. In certain instances in which a disclosure item is not applicable or no disclosure is required to be made pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, no response has been provided below.

   Background Information

   A.   Employment, Addresses, Etc.

   For more than the past five years, Richard J. Nelson has been principally employed as the President of LaSalle Capital Management, Inc. ("LaSalle Capital Management"). LaSalle Capital Management is not a parent, subsidiary or other affiliate of the Corporation. Mr. Nelson's age is 53. His business address is 350 East Michigan, Suite 500, Kalamazoo, Michigan 49007. His residence address is 605 West Inkster, Kalamazoo, Michigan 49008. Florence Nelson, Mr. Nelson's wife, has the same residence address as Mr. Nelson. Mrs. Nelson is a homemaker and is not otherwise employed.

   Peter T. Kross is employed as a Senior Vice President of EVEREN Securities, Inc., a securities broker-dealer the address of which is 440
   E. Congress, Third Floor, Detroit, Michigan 48226 (which is also the business address of Mr. Kross). Mr. Kross's residence address is 248 Grosse Pointe Boulevard, Grosse Pointe Farms, Michigan 48236.

   The address of the Partnership's principal business and its principal office is 350 East Michigan, Suite 500, Kalamazoo, Michigan 49007. The principal business of the Partnership is that of investing in equity-oriented securities issued by publicly traded companies, with emphasis on investments in banks, thrifts and savings banks. The general partners of the Partnership are LaSalle Capital Management and Talman Financial, Inc. ("Talman Financial").

   The business address of LaSalle Capital Management is 350 East Michigan, Suite 500, Kalamazoo, Michigan 49007. The principal business of LaSalle Capital Management is management consulting specializing in financial institution corporate restructurings. LaSalle Capital Management is a Michigan corporation owned by Mr. and Mrs. Nelson. The executive officers and directors of LaSalle Capital Management are Mr. Nelson, who serves as President and a director, and his wife Florence Nelson, who serves as Secretary, Treasurer and a director.

   The business address of Talman Financial is 248 Grosse Pointe Boulevard, Grosse Pointe Farms, Michigan 48236. The principal business of Talman Financial is being a general partner of the Partnership. Mr. Kross is the sole owner, director and executive officer of Talman Financial.

   The Partnership, Mr. Nelson, Peter Kross, Florence Nelson, LaSalle Capital Management, Inc., and Talman Financial, Inc. are sometimes collectively referred to herein as the "Potential Participants."

   B.   Shares Owned Either Beneficially or Of Record.

   As set forth below, each of the Potential Participants may be deemed to beneficially own the 119,000 shares of Common Stock beneficially owned by the Partnership. The Partnership does not state that the Potential Participants actually beneficially own such shares, but has included their names herein in response to the Corporation's request. None of the Potential Participants nor any of their associates (as defined in Regulation 14A) owns any other shares of Common Stock, either beneficially or of record. None of the shares listed below are shares with respect to which the listed beneficial owner has the right to acquire beneficial ownership.

                                             Amount and Nature   Percent of
    Title of Class      Name and Address        of Ownership        Class

    Common Stock     LaSalle Financial       119,000 shares     6.7%
                     Partners                beneficially
                     (address above)         owned
    Common Stock     Richard J. Nelson       119,000 shares     6.7%
                     (address above)         beneficially
                                             owned
    Common Stock     Peter T. Kross          119,000 shares     6.7%
                     (address above)         beneficially
                                             owned
    Common Stock     Florence Nelson         119,000 shares     6.7%
                     (address above)         potentially
                                             beneficially
                                             owned
    Common Stock     LaSalle Capital         119,000 shares     6.7%
                     Management              potentially
                     (address above)         beneficially
                                             owned
    Common Stock     Talman Financial        119,000 shares     6.7%
                     (address above)         potentially
                                             beneficially
                                             owned


   C.   Interest of Certain Persons in Matters to be Acted Upon

   In connection with the Partnership, all decisions regarding voting and disposition of shares of Common Stock are made jointly by the chief executive officers of the general partners of the Partnership (LaSalle Capital Management and Talman Financial), i.e., by Messrs. Nelson and Kross. Profits of the Partnership are divided among its general partners, LaSalle Capital Management and Talman Financial, and its limited partners. No contractual arrangements have been with respect to the giving or withholding of proxies of the Corporation; decisions regarding proxies would be made by Messrs. Nelson and Kross.

   Except potentially in connection with the Partnership and as otherwise set forth herein, none of the Potential Participants has been, within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Corporation, including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

   D. Other information relating to such person that is required to be disclosed in a solicitation of proxies for the election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended.

   Directorships of Other Publicly Owned Companies

   Mr. Kross currently serves as a director of Dravo Corporation. His term expires April, 2000. None of the other Potential Participants is currently serving as a director of any corporation, partnership or other entity that has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, or is subject to the requirements of 15(d) of the such Act or any company registered as an investment company under the Investment Company Act of 1940. Mr. Nelson has previously served as a director of Great Lakes Bancorp, D&N Financial Corporation and FSB Financial Corporation, all of which are or were thrift institutions headquartered in Michigan.

   Material Proceedings Adverse to the Corporation

   To the Partnership's best knowledge, and based on information provided by the Potential Participants, there are no material proceedings to which the Potential Participants, or any associate of any of them, is a party adverse to the Corporation or any of its subsidiaries, and neither the Potential Participants nor any associate of any of them has a material interest adverse to the Corporation or any of its subsidiaries.

   Positions or Offices with the Corporation

   None of the Potential Participants holds any position or office with the Corporation.

   Potential Solicitation Methods

   When and if a solicitation is made, it would most likely be made by the Partnership through the distribution of proxy materials to shareholders. No regular employees of the Partnership would probably be employed in the solicitation. The Partnership's counsel, Foley & Lardner, would probably assist in the solicitation; no contract or arrangement specifically for the solicitation has been made with Foley & Lardner. It is possible that a proxy solicitor might be hired; no decision has been made in that regard and no contract or arrangement has been entered into. No estimate of cost has been made. It is unknown what the approximate number of employees of any person involved in the solicitation would be.

   In addition to the use of the mails, proxies might be solicited by the Potential Participants and/or their employees by telephone, telegram, and personal solicitation, for which no additional compensation will be paid to those persons engaged in such solicitation.

   The total amount that would be spent on a solicitation is unknown. No expenditures have been made to date in connection with a potential solicitation. Legal fees have been incurred in connection with notice of intent to nominate, which does not constitute a solicitation. The cost of any solicitation would be borne entirely by the Partnership. The Partnership would probably intend to seek reimbursement from the Corporation for its reasonable expenses in connection with a solicitation; it is unknown whether the question of such reimbursement would be submitted to a vote of holders of the Common Stock.

   Purchases of Stock of the Corporation

   The following transactions are the only transactions with regard to the Common Stock made by the Partnership within the past two years. Other than the transactions listed below, the Potential Participants have made no purchases or sales of Common Stock within the past two years.

                     PURCHASE OR                             COST OR PRICE
        DATE             SALE           NUMBER OF SHARES       PER SHARE

       5/7/96          Purchase              7,000               $9.13
       5/8/96          Purchase              10,000              $9.13
       5/8/96          Purchase              20,000              $9.00
       5/9/96          Purchase              11,000              $9.00
       5/10/96         Purchase              10,000              $9.06
       6/27/96         Purchase              2,500               $10.88
       7/22/96           Sale                10,500              $12.17
       7/24/96           Sale                2,000               $11.88
       7/25/96           Sale                6,700               $11.88
       7/26/96           Sale                12,000              $11.88
       8/16/96         Purchase              20,000              $11.88
       8/29/96         Purchase              5,000               $11.92
       8/29/96           Sale               15,000**             $11.88
       8/29/96           Sale                4,300               $11.75
       8/29/96           Sale               35,000**             $11.88
       5/13/97         Purchase              25,000              $12.56
       5/16/97         Purchase              20,000              $12.88
       5/20/97         Purchase              2,000               $12.75
       5/30/97         Purchase              10,000              $13.75
       6/25/97         Purchase              5,000               $13.75
       6/26/97         Purchase              10,000              $13.75
       7/15/97         Purchase              5,000               $13.63
       7/17/97         Purchase              3,000               $13.63
       7/18/97         Purchase              4,000               $13.63
       8/18/97         Purchase              27,000              $14.92
       8/21/97         Purchase              3,000               $16.13
       8/22/97         Purchase              5,000               $16.25

   ** means that the shares indicated were sold to the Corporation through Everen Securities in an agency transaction.

        The amount of funds expended to date by the Partnership to acquire the shares of the Common Stock currently held by the Partnership is $1,637,388. Such funds were provided in part from the Partnership's available capital and in part by loans from subsidiaries of The Bear Stearns Companies, Inc. ("Bear Stearns"). The Partnership has a margin account with Bear Stearns and has used the proceeds from loans made to it by Bear Stearns to purchase a portion of the shares of the Common Stock that it presently owns. The Partnership estimates that its total indebtedness to Bear Stearns as of the date of this letter is approximately $7,747,449.22; the Partnership is unable to determine what portion of that indebtedness relates specifically to purchases of the Common Stock.

   Arrangements or Understandings:

   Mr. Nelson has an understanding with the Partnership pursuant to which the Partnership has requested him to serve as its representative on the Board of Directors of the Corporation, and he has agreed to do so, without compensation from the Partnership of any sort whatsoever. The Partnership will probably agree to reimburse Mr. Nelson for any out-of-pocket expenses that he incurs in connection with any solicitation of proxies made by the Partnership for use at the 1997 Annual Meeting of Stockholders of the Corporation; no other arrangements or understandings have been made or are contemplated with Mr. Nelson. To the Partnership's knowledge, none of the Potential Participants has any arrangement or understanding with any other person pursuant to which such Potential Participant was or is to be selected as a director or nominee for election as a director of the Corporation. Except as otherwise set forth herein, none of the Potential Participants nor any associate of any of them has any arrangement or understanding with any person with respect to any future employment by the Corporation or its affiliates or with respect to any future transactions to which the registrant or any of its affiliates will or may be a party.

   Family Relationships

   None of the Potential Participants has any family relationship with any director or officer of the Corporation. Except for Mr. Nelson's relationship with his wife, Florence Nelson, there is no family relationship between any of the Potential Participants.

   Involvement in Certain Legal Proceedings

   To the best knowledge of the Partnership, and based on information provided by Mr. Nelson and the Potential Participants:

        (i) Since January 1, 1992 no petition under the Federal bankruptcy laws or any state insolvency law has been filed by or against Mr. Nelson or any of the other Potential Participants, and no receiver, fiscal agent or similar officer has been appointed by a court for business or property of Mr. Nelson or any of the other Potential Participants. In addition, since January 1, 1992, no petition under the Federal bankruptcy laws or any state insolvency law has been filed by or against, and no receiver, fiscal agent or similar officer has been appointed by a court for business or property of, any partnership in which Mr. Nelson or any of the other Potential Participants is or was a general partner at or within two years before the time of such filing, or any corporation or business association of which Mr. Nelson or any of the other Potential Participants is or was an executive officer at or within two years before the time of such filing.

        (ii) Neither Mr. Nelson nor any of the other Potential Participants has been convicted in a criminal proceeding nor has been named as the subject of any pending criminal proceeding (excluding traffic violations and other minor offenses).

        (iii) On February 10, 1997, the United States District Court for the Northern District of Illinois, Eastern Division, entered a temporary injunction against LaSalle/Kross Partners, Limited Partnership (the former name of the Partnership), Mr. Nelson and the other Potential Participants (except for Mrs. Nelson) (collectively, "LaSalle/Kross Partners"), in connection with the Schedule 13D filed by LaSalle/Kross Partners with respect to its investment in Standard Financial, Inc. ("SFI"), a corporation unrelated to the Corporation. On plaintiff SFI's motion for a preliminary injunction, the Court found, among other things, that there was more than a negligible likelihood of success in proving that LaSalle/Kross Partners' Schedule 13D was misleading in that it failed to express the intent of LaSalle/Kross Partners to control and influence SFI. The temporary injunction required LaSalle/Kross Partners (i) to file an amended Schedule 13D, (ii) to comply on an ongoing basis with securities law filing requirements with respect to its holdings in SFI, and (iii) for a period of seven days after amendment of the Schedule 13D, to refrain from purchasing or selling any shares of, or seeking control of, SFI. LaSalle/Kross Partners amended its Schedule 13D as required on March 7, 1997. No final order has been entered, and there have been no findings of liability on the part of LaSalle/Kross Partners.

   Absence of Certain Transactions

   To the best knowledge of the Partnership, and based on information provided by Mr. Nelson and the other Potential Participants:

        (i) Since July 1, 1996, except for the purchase of 50,000 shares of Common Stock by the Corporation from the Partnership in an agency transaction on August 29, 1996 (identified on the chart above), neither Mr. Nelson nor any of the other Potential Participants nor any of their associates has had any direct or indirect material interest in any transaction or any series of similar transactions to which the Corporation or any of its subsidiaries was a party, and neither Mr. Nelson nor any of the other Potential Participants nor any of their associates has any direct or indirect material interest in any currently proposed transaction, or series of similar transactions to which the Corporation or any of its subsidiaries is a party.

        (ii) Since July 1, 1996, neither Mr. Nelson nor any of the other Potential Participants nor any of their associates has had any relationship of the nature described in Item 404(b) of Regulation S-K, promulgated by the SEC under the Securities Exchange Act of 1934, as amended. Specifically, since July 1, 1996, neither Mr. Nelson nor any of the other Potential Participants nor any of their associates has been an officer, director, partner or employee of, nor have they owned (directly or indirectly) more than 10% of the equity interest in, any of the following types of organizations:

             (A) Any organization that has made or proposes to make payments to the Corporation or any of its subsidiaries for property or services;

             (B) Any organization to which the Corporation or any of its subsidiaries was indebted;

             (C) Any organization to which the Corporation or any of its subsidiaries has made or proposes to make payments for property or services; or

             (D) Any organization that provided legal services or investment banking services to the Corporation or any of its subsidiaries.

        (iv) Since July 1, 1996, neither Mr. Nelson nor any of the other Potential Participants nor any of their associates nor any firm, corporation or organization of which any of them is an executive officer or director or the beneficial owner of 10% or more of any class of equity securities, nor any trust or other estate in which any of them has a substantial beneficial interest or as to which any of them serves as a trustee or in a similar capacity, was indebted to the Corporation or any of its subsidiaries in excess of $60,000 at any time.

   Section 16 Compliance

   Neither Mr. Nelson nor any of the other Potential Participants nor any of their associates is required to file reports under Section 16 of the Securities Exchange Act of 1934, as amended, with respect to the Common Stock of the Corporation.

   Other Stockholders Supporting the Nomination

   Except for the other Potential Participants, who are supporting Mr. Nelson's nomination and who may be deemed to beneficially own the shares of Common Stock beneficially owned by the Partnership, no other stockholder is known to the Partnership to be supporting Mr. Nelson as a nominee.



                                 Very truly yours,

                                 LASALLE FINANCIAL PARTNERS, L.P.

                                 By:  LaSalle Capital Management, Inc.

                                      By: /s/ Richard J. Nelson
                                           Richard J. Nelson, President

                           CONSENT OF PROPOSED NOMINEE

        I, Richard J. Nelson, hereby consent to be named in the proxy statement of LaSalle Financial Partners, Limited Partnership, to be used in connection with its solicitation of proxies from the shareholders of Bank West Financial Corporation, for use in voting at the 1997 Annual Meeting of Stockholders of Bank West Financial Corporation, and I hereby consent and agree to serve as a director of Bank West Financial Corporation if elected at such Annual Meeting.


                                 /s/ Richard J. Nelson
                                 Richard J. Nelson

   Dated:  September 9, 1997